EXHIBIT 11

PENTAIR, INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER COMMON
 AND COMMON EQUIVALENT SHARE
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
                                             Nine Months      Quarter Ended
                                             September 30     September 30
                                             1996     1995    1996     1995
INCOME ($ thousands)
Net income                                   $52,187  $59,200 $18,578  $15,300
Preferred dividend requirements              3,816    3,981   1,268    1,324
Earnings available to common and common
  equivalent shares - Primary                48,371   55,219  17,310   13,976

Preferred dividends assuming conversion
    of Preferred Stock:
        Series 1988                          711      741      233     244
        Series 1990                          3,105    3,240    1,035   1,080
Tax benefit on preferred ESOP dividend
  eliminated due to conversion into common   (1,010)  (947)    (327)   (301)
Tax benefit on ESOP dividend assuming con-
  version to common, at common dividend rate 488      366      158     116
Earnings available for common and
  common equivalent shares - Diluted         $51,665  $58,619  $18,409 $15,115

SHARES (thousands)
Weighted average number of shares
outstanding during the period                37,433   36,754   37,573  36,902
Shares issuable on exercise of stock options
   less shares repurchaseable from proceeds  482      484      464     476
Common and Common Equivalent Shares -
     Primary                                 37,915   37,238   38,037  37,378

Shares issuable on conversion of:
   $7.50 Callable Cumulative Convertible
      Preferred Stock, Series 1988           948      988      931     976
   8% Callable Cumulative Voting Convertible
      Preferred Stock, Series 1990           3,882    4,120    3,825   4,044
Common and Common Equivalent Shares -
      Diluted                                42,745   42,346   42,793  42,398

Earnings per Share:
  Primary
      Income from continuing operations $1.28 $1.04 $.46 $.38 Income from discontinued operations .00 .45 .00 .00
      Net income                             $1.28    $1.49    $.46     $.38

  Diluted
      Income from continuing operations $1.21 $.99 $.43 $.36 Income from discontinued operations .00 .40 .00 .00
      Net income                             $1.21    $1.39    $.43     $.36
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